EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
New Motion, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of New Motion, Inc. and Subsidiary on Form S-8 of our report, dated March 30, 2007, on the financial statements of New Motion, Inc. and Subsidiary as of December 31, 2006 and for each of the two years in the period ended December 31, 2006, which report appears in the Annual Report on Form 10-KSB of New Motion, Inc. and Subsidiary for the year ended December 31, 2006, filed with the Securities and Exchange Commission on April 2, 2007.


/S/ WINDES & MCCLAUGHRY.
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Windes & McClaughry Accountancy Corporation

Irvine, California
September 4, 2007